Exhibit 10.51

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of November 13, 2019 (this “Amendment”), is entered into among VITAMIN COTTAGE NATURAL FOOD MARKETS, INC., a Colorado corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and L/C Issuer and Swing Line Lender. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of January 28, 2016, by and among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto and the Administrative Agent, as amended by the First Amendment to Credit Agreement, dated as of May 10, 2016 and by the Second Amendment to Credit Agreement, dated as of September 6, 2017 (as further amended, modified, supplemented or extended from time to time prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Existing Credit Agreement as provided herein with such amendments not constituting a novation of the Existing Credit Agreement (the Existing Credit Agreement, as amended hereby, the “Credit Agreement”).

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.     Amendments.

(a)     The following new definitions are hereby added to Section 1.01 of the Credit Agreement to read as follows:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.20.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases or operating leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount of such lease liabilities as determined in accordance with GAAP.

“Leases” means, collectively, each lease with respect to one of the properties leased by the Borrower or any Subsidiary Guarantor for use in the business of the Borrower or any Subsidiary Guarantor.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.20.

“Supported QFC” has the meaning specified in Section 11.20.

“Third Amendment Effective Date” means November 13, 2019.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.20.

(b)     The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and Letter of Credit Fee	Base Rate Loans
1	< 3.25 to 1.0	0.00%	0.50%	(1.95%)
2	> 3.25 to 1.0 but < 4.25 to 1.0	0.05%	0.75%	(1.65%)
3	> 4.25 to 1.0	0.10%	1.00%	(1.20%)

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 6.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate.

(c)     The definition of “Capital Lease Obligations” in Section 1.01 of the Credit Agreement is hereby deleted, and all remaining references to “Capital Lease Obligations” in the Credit Agreement are hereby amended to read as “Lease Obligations”.

(d)     The definition of “Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Maturity Date” means November 13, 2024.

(e)     The definition of “Permitted Investments” in Section 1.01 of the Credit Agreement is hereby amended to remove the word “and” at the end of clause (d) thereof, to replace the “.” at the end of clause (e) thereof with “; and”, and to add the following new clause (f) to read as follows:

(f)     other short-term highly liquid investments that are classified as “cash equivalents” in accordance with GAAP.

(f)     The definition of “Total Funded Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Total Funded Indebtedness” means, as of any date of determination, for the Borrower and the Subsidiary Guarantors calculated on a consolidated basis in accordance with GAAP, the sum of the outstanding Indebtedness of the types described in clauses (a) through (g) of the definition of Indebtedness on such date.

(g)     The last sentence of Section 1.03(b) of the Credit Agreement is hereby deleted.

(h)     A new Section 1.07 is hereby added to the Credit Agreement to read as follows:

1.07      Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates.

(i)     A new Section 1.08 is hereby added to the Credit Agreement to read as follows:

1.08     Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(j)     Section 5.10(b) of the Credit Agreement is hereby amended to read as follows:

(b)     As of the Third Amendment Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

(k)     A new Section 5.22 is hereby added to the Credit Agreement to read as follows:

5.22     Covered Entities.

No Loan Party is a Covered Entity.

(l)     A new Section 5.23 is hereby added to the Credit Agreement to read as follows:

5.23     Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(m)     Section 6.01 is hereby amended to remove the word “and” at the end of clause (h) thereof; to replace the “.” at the end of clause (i) thereof with “; and”; and to add the following new clause (j) to read as follows:

(j)     To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.

(n)     Section 7.01(c) of the Credit Agreement is hereby amended to read as follows:

(c)     Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries permitted by this clause (c) shall not exceed $10,000,000 at any time outstanding;

(o)     Clause (c) of Section 7.06 of the Credit Agreement is hereby amended to read as follows:

(c) [reserved],

(p)     Section 7.08 of the Credit Agreement is hereby amended to read as follows:

7.08     Restricted Payments; Certain Payments of Indebtedness.

No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (a) the Borrower and Parent may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, (b) so long as no Default exists or would arise as a result thereof, Subsidiaries of the Borrower may declare and pay dividends ratably to the holders of their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (d) so long as no Default exists or would arise as a result thereof, the Parent may make other Restricted Payments with respect to (i) the Parent’s common stock and (ii) repurchases, redemptions or other buybacks of Parent’s common stock, in an aggregate amount not to exceed $10,000,000 during any fiscal year; provided, that, with respect to each of clauses (a) through (d) above, such Person and the Persons holding its Equity Interests are in compliance with Section 7-80-606 of the Colorado Revised Statutes, and (e) so long as no Default exists or would arise as a result thereof, the Borrower may pay cash dividends to the Parent in an amount sufficient to allow the Parent to pay (i) reasonable audit and other accounting expenses incurred in the ordinary course of business, (ii) Taxes due and payable by the Parent to any taxing authority and reasonable expenses incurred in connection with preparation of related Tax returns and filings, (iii) reasonable and necessary expenses (including professional fees and expenses) incurred by the Parent in connection with (A) registration, public offerings and exchange listing of equity securities and maintenance of the same, (B) compliance with reporting obligations under, or in connection with compliance with, federal or state securities laws, and (C) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), (iv) Restricted Payments with respect to (A) the Parent’s common stock and (B) repurchases, redemptions or other buybacks of Parent’s common stock pursuant to clause (d) above in an aggregate amount not to exceed $10,000,000 during any fiscal year, and (v) other reasonable expenses incurred by Parent in the ordinary course of business.

(q)     Section 7.12 of the Credit Agreement is hereby amended to read as follows:

7.12     Financial Covenant. The Borrower shall not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be equal to or greater than 5.25 to 1.0.

(r)     A new Section 11.20 is hereby added to the Credit Agreement to read as follows:

11.20     Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(r)     A new Section 23 is hereby added to the Security Agreement to read as follows:

23.     Acknowledgement. Section 11.20 of the Credit Agreement is incorporated herein by reference mutatis mutandis.

2.     Effectiveness; Conditions Precedent. This Amendment shall be effective as of the date hereof when all of the conditions set forth in this Section 2 shall have been satisfied in form and substance satisfactory to the Administrative Agent.

(a)     Receipt by the Administrative Agent of copies of this Amendment duly executed by the Borrower, the Guarantors and the Lenders.

(b)     Receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)     (x) copies of the Organization Documents of each Loan Party certified to be true and complete by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, or (y) a certification that such Loan Party has not modified its Organization Documents since such documents were delivered to the Administrative Agent on the Closing Date and such Organization Documents remain in full force and effect, in each case certified by a Responsible Officer of such Loan Party to be true and correct as of the date hereof;

(ii)     resolutions evidencing the authority of the Loan Parties to enter into the transactions contemplated by this Amendment and of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment; and

(iii)     certifications as of a recent date by the appropriate Governmental Authority evidencing that each Loan Party is duly organized or formed, validly existing and in good standing (if applicable) in its state of organization or formation;

(c)     Receipt by the Administrative Agent of an opinion of legal counsel to the Loan Parties relating to this Amendment, in form and substance reasonably satisfactory to the Administrative Agent;

(d)     If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification to the extent requested by any Lender at least five days prior the date hereof; and

(e)     Receipt by the Administrative Agent, for the account of each Lender (including Bank of America), of all agreed fees relating to this Amendment.

3.     Ratification of Credit Agreement. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby. This Amendment is a Loan Document.

4.     Authority/Enforceability. Each Loan Party represents and warrants as follows:

(a)     It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)     This Amendment has been duly executed and delivered by each Loan Party and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

(c)     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by such Loan Party of this Amendment.

(d)     The execution and delivery of this Amendment does not (i) violate the terms of its Organization Documents or (ii) violate any Law.

5.     Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants to the Lenders that after giving effect to this Amendment (a) the representations and warranties of each Loan Party contained in Article V of the Credit Agreement are true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and (b) no Default exists.

6.     Counterparts/Facsimile. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by facsimile or other secure electronic format (.pdf) shall be effective as an original.

7.     GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.     Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.     Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

10.     Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	VITAMIN COTTAGE NATURAL FOOD MARKETS, INC., a Colorado corporation By: /s/ Kemper Isely Name: Kemper Isely Title: Co-President

GUARANTORS:	NATURAL GROCERS BY VITAMIN COTTAGE, INC., a Delaware corporation By: /s/ Kemper Isely Name: Kemper Isely Title: Co-President

VITAMIN COTTAGE TWO LTD. LIABILITY COMPANY, a Colorado limited liability company By: /s/ Kemper Isely Name: Kemper Isely Title: Manager

THIRD AMENDMENT TO CREDIT AGREEMENT

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent By: /s/ John Sletten Name: John Sletten Title: Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender By: /s/ John Sletten Name: John Sletten Title: Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.